EXHIBIT 16.1


LBB & ASSOCIATES LTD., LLP                          CERTIFIED PUBLIC ACCOUNTANTS


March 9, 2009

Securities and Exchange Commission
Washington, D.C. 20549

RE: Cytogenix,


         We have read the statements that Cytogenix, Inc. (the "Company") included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors_ We do not:agree with the following statement made by the Company in paragraph 3 of Item 4.01:

         "LBB & Associates Ltd , LLP',s report on the Company's financial statements fin- year ended December 31, 2007, did not contain adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles"..

         Our report on the Company's financial statements for the year ended December 31, 2007 was modified with an explanatory paragraph emphasizing substantial doubt about the Company's ability to continue as a going concern.

         Furthermore, LBB & Associates Ltd, LLP wishes to further clarify that, on March 2, 2009, prior to our dismissal as auditors, management of Cytogenix, Inc, was informed by LBB that, due to firm policy and independence considerations, LBB would not proceed with the current period audit engagement until delinquent fees from the prior year audit were settled. We were subsequently dismissed as auditors, and such fees have not been settled.

         We have no basis to agree or disagree with other  statements made under
Item 4.01.


                                                  Very truly yours.,


                                                  /s/ LBB & Associates Ltd., LLP
                                                      --------------------------
                                                      LBB & ASSOCIATES LTD., LLP





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